UNITED STATES
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PENWEST PHARMACEUTICALS CO.

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Investors:	Media:
MacKenzie Partners	Kekst and Company
Mark Harnett	Caroline Gentile
Laurie Connell	Donald C. Cutler
(212) 929-5500	(212) 521-4800
PENWEST URGES SHAREHOLDERS TO REJECT TANG-EDELMAN GOLD CARD SLATE
VOTE “FOR” THREE CURRENT DIRECTORS ON THE WHITE CARD
Company Has Created Shareholder Value, While Election of Dissident Slate Could
Disrupt Progress
Control of the Board and Company are at Stake
PATTERSON, NY, June 2, 2010 — Penwest Pharmaceuticals Co. (Nasdaq: PPCO) today sent a letter to its shareholders in connection with the Company’s annual meeting to be held on June 22, 2010. Penwest urges shareholders to reject the slate of nominees put forth by Tang Capital Management, L.P. and Perceptive Life Sciences Master Fund Ltd. and vote “FOR” Penwest’s director nominees on the WHITE proxy card.
The full text of the letter from Paul E. Freiman, Chairman, and Jennifer L. Good, President and Chief Executive Officer, follows:
June 2, 2010
REJECT THE TANG-EDELMAN GOLD CARD SLATE
Dear Fellow Penwest Shareholder:
Last year at this time, Kevin Tang of Tang Capital Management, L.P. and Joe Edelman of Perceptive Life Sciences Master Fund Ltd. had launched a costly, disruptive proxy contest against Penwest and were advocating an immediate wind down of our Company’s operations.
Over the past year, we have been successfully executing our focused business plan, delivering results and creating value for Penwest shareholders. Nevertheless, Tang and Edelman are at it again this year, having launched yet another proxy fight — this time with full control of your Company at stake. But now they appear to have had a change of heart about the Company’s strategic direction: They are no longer seeking an immediate wind down of our operations.
In fact, according to their proxy materials, Tang and Edelman are proposing a plan that is very similar to our strategic plan, with the principal differences being their belief that further significant headcount reductions should be made and that our current management team may not be able to execute their plan. While we are pleased to see that they have recognized the error of their wind down proposal and that the assets they dismissed as having little or no value last year may have value, it makes this proxy contest all the more unnecessary and disappointing.

Our plan is the right plan. Don’t reward this disruption of the progress we are making. There are important decisions that need to be made and important initiatives to be executed at this critical juncture for Penwest. Let the experienced, qualified team that got us to this point make those decisions and execute those initiatives. Control of the Company is at stake.
DO NOT VOTE TANG-EDELMAN’S GOLD PROXY CARD
PROTECT YOUR INVESTMENT AND THROW OUT ALL GOLD CARDS YOU RECEIVE
CAST YOUR VOTE ON THE WHITE CARD TO SUPPORT PENWEST’S BOARD
A protest WITHHOLD vote on the GOLD card results in fewer votes for directors on the
WHITE card because only the latest dated proxy card is counted.

Tang and Edelman have done a 180° turn. In their proxy materials, Tang and Edelman outline “significant operational and strategic changes” that need to be made as part of their plan for your Company. However, a review of these so-called “changes” suggests that Tang and Edelman have essentially adopted the Company’s current business plan. The actions they outline bear a striking resemblance to the components of the focused business plan we have been successfully implementing for the past 18 months. For example:
•	Tang and Edelman’s plan for monetizing and otherwise moving forward with A0001 is...our plan. They say that they would eliminate all development spending on A0001 “as quickly as current commitments and scientific prudence allow and in a thoughtful and reasonable manner” and would explore ways to monetize this asset through a partnership or asset sale. We are doing just that consistent with our business plan.

We are well underway with both Phase IIa trials of A0001 — one in patients with Friedreich’s Ataxia and one in patients with MELAS. These trials are currently being enrolled, and we expect to complete them by the end of the third quarter. We have agreed and previously announced that we are not spending any resources on A0001 beyond these trials — and won’t until we review the data. Once we have the data, we will make a go/no-go decision on the compound and determine next steps. One of our 2010 goals that we set out at the beginning of the year was to explore potential licensing opportunities for A0001 in anticipation of the go/no-go decision.

The question for our shareholders is who should make the go-no go decision and who is best positioned to exploit this asset: a Board with directors experienced in drug development and commercialization and a management team that has worked with this compound since 2007, developed strong relationships with patient advocacy groups critical to the development of a compound like this and begun exploring potential licensing opportunities — or the alternative presented by Tang and Edelman?

To this point, we are puzzled by the statement by Tang and Edelman that they would need to complete a thorough evaluation of the resources being dedicated to A0001 before they could be specific about their plans for the compound since, as directors, they have had access to this information for almost a year, and it has been reviewed in detail at several Board meetings.

•	Tang and Edelman’s plan to monetize Penwest’s drug delivery technology through additional collaborations or the sale of this asset is...our plan. Tang and Edelman have reversed themselves on the drug delivery business. Just a year ago, when they were espousing an immediate wind down of the Company’s operations, they did not acknowledge that this business had any value that could be leveraged for the benefit of shareholders. Now they acknowledge that this business may have value.

Our drug delivery business is succeeding; revenues are growing, we are signing additional collaborations and we have successfully met a proof-of-concept development milestone, triggering a financial payment. Our goal is to further monetize our drug delivery technology, which not only generates cash in the short term but also could create long-term value for our shareholders should these drugs go to market. We are doing the formulation work under our partnerships with Otsuka and Alvogen and, with our history and credibility in this area, are focused on signing additional deals.

Without the Company’s management team that built the relationships with Otsuka and Alvogen and understands the Company’s technology, and without the employees that have done the work under these arrangements, we risk losing these partners, may not be able to complete the formulation work we have committed to and jeopardize our ability to enter into new arrangements.

•	Tang and Edelman’s plan for exploring ways to return capital to shareholders beyond the planned special cash dividend is...our plan. We have announced not only the Board’s intention to declare a special cash dividend of $0.50 to $0.75 per share to be paid in this year’s fourth quarter, but also that the Board will consider additional cash dividends in future years as the Company’s cash resources warrant.
With respect to their proposal to reduce expenses, we have done just that and have stated clearly that we will continue to aggressively manage the Company’s costs to ensure that they are appropriate to our priorities. In order to right-size our organization consistent with our current needs, we have reduced our headcount from 76 to 38, or 50%, over the past two-and-a-half years. Further, we significantly reduced our SG&A and R&D expenses by approximately 34% in 2009 compared with 2008, and by 42% compared with 2007.
We believe in reducing expenses, and have done so. However, in our view, cost cutting is only half of the equation. We believe that the best way to build value for all Penwest shareholders is to fuel the Company’s growth and grow the top line while at the same time tightly controlling costs. Tang and Edelman seem to understand only half of this equation. We think we have demonstrated our ability to strike the right balance.
AT THIS CRITICAL JUNCTURE THE TANG-EDELMAN TEAM IS WRONG FOR
SHAREHOLDERS
Tang and Edelman have proposed that you replace our three experienced, highly-qualified directors with their own hand-picked nominees who have little experience and expertise in the areas in which we need them. They have suggested that they may replace our current management team. It is a critical time for the Company. Important decisions need to be made, and important actions need to be taken. Your current Board and management team have enabled Penwest to make significant progress during the past 18 months.
Now is not the time to gamble with the Company’s future by changing its Board or management team.
Your Board strongly urges all Penwest shareholders to reject the three Tang/Edelman nominees and to vote “FOR” the re-election of each of the Company’s three director nominees on the WHITE proxy card.
PLEASE USE THE WHITE PROXY CARD TO VOTE TODAY — BY TELEPHONE, BY INTERNET OR BY SIGNING, DATING AND RETURNING THE ENCLOSED WHITE PROXY CARD. YOUR BOARD URGES YOU NOT TO SIGN OR RETURN ANY GOLD OR OTHER PROXY CARD SENT TO YOU BY TANG CAPITAL OR PERCEPTIVE.
If you have any questions, please don’t hesitate to contact us at (845) 878-8400 or 877-736-9378.

Sincerely,

Paul E. Freiman	Jennifer L. Good
Chairman	President and Chief Executive Officer
About Penwest Pharmaceuticals
Penwest is a drug development company focused on identifying and developing products that address unmet medical needs, primarily for rare disorders of the nervous system. Penwest is currently developing A0001, or a-tocopherolquinone, a coenzyme Q10 analog demonstrated to improve mitochondrial function in-vitro. Penwest is also applying its drug delivery technologies and drug formulation expertise to the formulation of our collaborators’ product candidates under licensing collaborations.
Penwest Forward-Looking Statements
The matters discussed herein contain forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, which may cause the actual results in future periods to be materially different from any future performance suggested herein. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words, “believes,” “anticipates,” “plans,” “expects,” “intends,” “potential,” “appears,” “estimates,” “projects,” “targets,” “may,” “could,” and similar expressions are intended to identify forward-looking statements. Important factors that could cause results to differ materially include the following: the timing of clinical trials, such as the Phase IIa clinical trials referenced above, and risks related to patient enrollment; risks relating to the commercial success of Opana ER, including our reliance on Endo Pharmaceuticals Inc. for the commercial success of Opana ER, risks of generic competition and risks that Opana ER will not generate the revenues anticipated; the need for capital; regulatory risks relating to drugs in development, including the timing and outcome of regulatory submissions and regulatory actions with respect to A0001; whether the results of clinical trials will be indicative of the results of future clinical trials and will warrant further clinical trials, warrant submission of an application for regulatory approval of, or warrant the regulatory approval of, the product that is the subject of the trial; whether the patents and patent applications owned by us will protect the Company’s products and technology; actual and potential competition; and other risks as set forth under the caption Risk Factors in Penwest’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2010, which risk factors are incorporated herein by reference.
The forward-looking statements contained in this press release speak only as of the date of the statements made. Penwest disclaims any intention or obligation to update any forward-looking statements, and these statements should not be relied upon as representing the Company’s estimates or views as of any date subsequent to the date of this release.
TIMERx is a registered trademark of Penwest. All other trademarks referenced herein are the property of their respective owners.
INFORMATION CONCERNING PARTICIPANTS
Information required to be disclosed with regard to the Company’s directors, director nominees, officers and employees who, under the rules of the Securities and Exchange Commission (the “SEC”), are considered to be “participants” in the Company’s solicitation of proxies from its shareholders in connection with its 2010 Annual Meeting of Shareholders (the “Annual Meeting”) may be found in the Company’s Definitive Proxy Statement for its 2010 Annual Meeting of Shareholders, as filed with the SEC on May 17, 2010 (the “2010 Proxy Statement”). Security holders may obtain a free copy of the 2010 Proxy Statement and other documents (when available) that the Company files with the SEC at the SEC’s website at www.sec.gov. Security holders may also obtain a free copy of these documents by writing the Company at: Penwest Pharmaceuticals Co., Attention: Corporate Secretary, 2981 Route 22, Suite 2, Patterson, New York 12563.
We have circulated a WHITE proxy card together with the 2010 Proxy Statement. We urge shareholders to vote FOR our nominees on the WHITE proxy card and not to sign or return a gold or other colored proxy card to the Company.